Exhibit 99.1

Cree Announces Pricing of $500 Million Convertible Senior Notes Offering

DURHAM, N.C. – August 22, 2018 – Cree, Inc. (NASDAQ: CREE) (“Cree”) today announced the pricing of $500 million aggregate principal amount of its 0.875% Convertible Senior Notes due 2023 (the “Notes”) in a private offering (the “Offering”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Cree has granted the initial purchasers of the Notes an option to purchase, for settlement within a 13-day period from, and including, the date on which the Notes are first issued, up to an additional $75 million aggregate principal amount of the Notes.

The sale of the Notes to the initial purchasers is expected to settle on August 24, 2018, subject to the satisfaction of customary closing conditions, and is expected to result in approximately $488 million in net proceeds to Cree (or approximately $561 million if the initial purchasers exercise their option to purchase additional Notes in full) after deducting the initial purchasers’ discount and estimated offering expenses payable by Cree.

The Notes will be unsecured, senior obligations of Cree. The Notes will bear interest at a rate of 0.875% per year. Interest will be payable semi-annually in arrears on March 1 and September 1 of each year, beginning on March 1, 2019. The Notes will mature on September 1, 2023, unless earlier repurchased, redeemed or converted.

Cree intends to use a portion of the net proceeds from the Offering to repay its borrowings under its revolving credit facility and the remaining net proceeds to fund Wolfspeed’s capacity expansion, working capital needs and for general corporate purposes.

The initial conversion rate for the Notes is 16.6745 shares of common stock per $1,000 principal amount of Notes (which is equivalent to an initial conversion price of approximately $59.97 per share). Conversions of the Notes will be settled in cash, shares of Cree’s common stock or a combination thereof, at Cree’s election. The initial conversion price represents a conversion premium of approximately 31.0% over the last reported sale price of $45.78 per share of Cree’s common stock on the Nasdaq Global Select Market on August 21, 2018.

Prior to the close of business on the day immediately preceding March 1, 2023, the Notes will be convertible at the option of the noteholders only upon the satisfaction of specified conditions and during certain periods. On and after March 1, 2023 until the close of business on the second scheduled trading day immediately preceding the maturity date, noteholders may convert their Notes at their option regardless of these conditions.

Holders may require Cree to repurchase their Notes upon the occurrence of a fundamental change (as defined in the indenture governing the Notes) at a cash purchase price equal to the principal amount thereof plus accrued and unpaid interest, if any.

Cree may not redeem the Notes prior to September 1, 2021. On or after September 1, 2021 and on or before the 40th scheduled trading day immediately before the maturity date, Cree may redeem for cash all or part of the Notes if the last reported sale price of Cree’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive), including the trading day immediately preceding the date on which Cree provides a notice of redemption, during any

30 consecutive trading day period ending on, and including, the trading day immediately preceding the date on which Cree provides notice of redemption. The redemption price for the Notes will equal the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any offer or sale of, the Notes (or any shares of Cree’s common stock potentially issuable upon conversion of the Notes) in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification thereof under the securities laws of any such state or jurisdiction. The offer and sale of the Notes and the shares of Cree’s common stock potentially issuable upon conversion of the Notes, if any, have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction, and unless so registered, the Notes and such shares, if any, may not be offered or sold in the United States except pursuant to an applicable exemption from such registration requirements.

About Cree, Inc.
Cree is an innovator of Wolfspeed™ power and radio frequency (RF) semiconductors, lighting class LEDs and lighting products. Cree’s Wolfspeed product families include SiC materials, power-switching devices and RF devices targeted for applications such as electric vehicles, fast charging, inverters, power supplies, telecom and military and aerospace. Cree’s LED product families include blue and green LED chips, high-brightness LEDs and lighting-class power LEDs targeted for indoor and outdoor lighting, video displays, transportation and electronic signs and signals. Cree’s LED lighting systems and lamps serve indoor and outdoor applications.

Forward Looking Statements:
This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results, performance or achievements to differ materially from those indicated in the forward-looking statements. Actual results could differ materially due to a number of factors, including (i) changes as a result of market conditions or for other reasons, (ii) the risk that the Offering will not be consummated and (iii) the impact of general economic, industry or political conditions in the United States or internationally. These forward-looking statements represent Cree’s judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the Securities and Exchange Commission, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

The Cree logo is a registered trademark of Cree, Inc.

Contact:
Cree, Inc.
Raiford Garrabrant
Director, Investor Relations
Phone: 919-407-7895
investorrelations@cree.com